Exhibit 99.1




For Immediate Release

Contacts:  Robert S. Briggs, President (207) 941-6607
	     Carroll R. Lee, Senior Vice President & Chief Operating Officer
(207) 941-6663

                BANGOR HYDRO ANNOUNCES AGREEMENT TO MERGE WITH
                             NS POWER HOLDINGS, INC

Bangor, ME - Bangor Hydro-Electric Company [NYSE: BGR] announced today that the company has entered into a definitive merger agreement with NS Power Holdings Inc. [TSE: NSH] of Halifax, Nova Scotia, pursuant to which NSH will acquire all of the outstanding shares common stock of Bangor Hydro for
US$26.50 per share in cash.   After the closing of the merger, each of Bangor
Hydro's outstanding warrants to purchase common stock will entitle the holder to receive US$26.50 in cash, less the exercise price. The equity market value of the transaction is approximately $206 million. The transaction will take the form of a merger of Bangor Hydro with a U.S. corporate subsidiary to be formed by NSH. Upon completion of the merger, Bangor Hydro will be a wholly-owned subsidiary of NSH. Bangor Hydro's outstanding debt and preferred stock will not be affected by the transaction.

The transaction is subject to a number of approvals, including the approval of Bangor Hydro's shareholders and regulatory approvals from the Maine Public Utilities Commission, the Federal Energy Regulatory Commission, and the Securities and Exchange Commission. Accomplishment of the approvals necessary for closing is expected to take 9 to 12 months.

Management, operations and employment at Bangor Hydro will be largely unaffected by the merger. The merger is part of NSH's strategy to grow its business beyond its current borders. Bangor Hydro will operate as a standalone division of NSH, and will be the base for NSH to launch other initiatives in this region. The companies will share best practices learned from their respective utility system operations.

"Besides the value achieved for our shareholders," said Robert S. Briggs, President of Bangor Hydro, "this transaction is good for Bangor Hydro's people and the communities we serve." Bangor Hydro will become part of a larger organization with greater resources, yet retain its name and identity, continue its historic record of community involvement and support, and continue to promote economic development in the region. "This transaction is beneficial for all of our constituents," said Briggs, "our shareholders, our customers, the Bangor Hydro people and the communities in which we live and work.


"Nova Scotia and Maine are good neighbors, with similar geography and service environments," said David Mann, President and Chief Executive Officer of NSH. "NS Power already has business interests in Maine through our ownership stake in the Maritimes & Northeast pipeline, so this transaction is a natural fit for us."

Salomon Smith Barney Inc. acted as financial advisor to Bangor Hydro in the transaction. BMO Nesbitt Burns acted as financial advisor for NSH.

Bangor Hydro (www.bhe.com) is an electric utility servicing a population of about 192,000 in an area encompassing 5,275 square miles in eastern and east coastal Maine. Bangor Hydro is a member of the New England Power Pool and is interconnected with the other New England utilities to the south and with New Brunswick Power to the north.

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